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                                                                     EXHIBIT 5.1

                       [BAKER & BOTTS, L.L.P. LETTERHEAD]




002276.1278                                                      August 14, 1998



Pennzoil Products Company
Pennzoil Place
P.O. Box 2967
Houston, Texas 77252-2967

Gentlemen:

         As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Pennzoil Products Company, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance of up to 33,282,860 shares (the "Shares") of the Company's common stock, par value $.10 per share ("Common Stock"), we are passing upon certain legal matters in connection with the Common Stock for the Company. The Shares are to be issued pursuant to the terms and provisions of the Agreement and Plan of Merger dated as of April 14, 1998, as amended by Amendment Number One thereto dated as of August 11, 1998 (as amended, the "Merger Agreement"), among Pennzoil Company, the Company, Downstream Merger Company and Quaker State Corporation. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

         In our capacity as your counsel in the connection referred to above, we have examined the Certificate of Incorporation and Bylaws of the Company, the proposed forms of Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company to become effective before the closing of the transactions contemplated by the Merger Agreement (the "Closing"), each in the form filed as exhibits to the Registration Statement, and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. We have also assumed that the forms of Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company filed as exhibits to the Registration Statement will be the Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company effective before the Closing without any changes, additions or deletions thereto.



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Pennzoil Products Company              -2-                       August 14, 1998


         Based on our examination as aforesaid, we are of the opinion that:

                  1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.



                  2. Upon the issuance by the Company of the Shares upon consummation of the Merger (as defined in the Merger Agreement) pursuant to the Merger Agreement, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the reference to our Firm under the caption "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       BAKER & BOTTS, L.L.P.